Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Change of Control Bonus Plan of Natera, Inc. of our reports dated February 26, 2026, with respect to the consolidated financial statements of Natera, Inc. and the effectiveness of internal control over financial reporting of Natera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 10, 2026